Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Agora, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)
Equity	Class A ordinary shares, par value $0.0001 per share	Rule 457(h)	57,899,036(3)	$0.1(3)	$5,789,903.60(3)	$0.0001531	$886.43
Total Offering Amounts			57,899,036		$5,789,903.60		$886.43
Total Fee Offset							—
Net Fee Due							$886.43

(1) These shares may be represented by the Registrant’s American depositary shares, or ADSs, each of which represents four Class A ordinary shares. The Registrant’s ADSs issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No.: 333-239274).

(2) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares that become issuable under the Global Equity Incentive Plan (the “Global Plan”) by reason of any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding Class A ordinary shares.

(3) Represents Class A ordinary shares issuable for awards granted under the Global Plan that have not been registered as of the date of this Registration Statement. The per share and aggregate offering prices are calculated based on the weighted average of the exercise price of options which have been already granted and are outstanding under the Global Plan in accordance with Rule 457(h) under the Securities Act.

(4) Rounded up to the nearest penny.